Exhibit 10.A

STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the “Agreement”) is made and entered into this 18th day of July, 2005, among the parties identified on Exhibit “A” (collectively, the “Sellers” and individually a “Seller”), El Paso Production Holding Company, a Delaware corporation (the “Purchaser”), and Medicine Bow Energy Corporation, a Delaware corporation (the “Company”).

RECITALS

     A. WHEREAS, Sellers are the owners of 100% of the equity securities, warrants and any other stock rights of the Company outstanding on the date set forth above prior to the Closing, including Class A Common Stock (including, without limitation, all shares of Class A Common Stock issuable upon conversion of the Series “A” Redeemable Convertible Preferred Stock), Series “A” Redeemable Convertible Preferred Stock, Class A-12.5 Common Stock, Class A-25 Common Stock and the Class A Common Stock Warrant (collectively, the “Shares”) in the amounts set forth next to each Seller’s name on Exhibit “B”; and

     B. WHEREAS, Purchaser desires to purchase all (100%) of Sellers’ Shares and Sellers desire to sell such Shares for the Aggregate Purchase Price in accordance with the terms and conditions of this Agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals, the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1. Agreement of Sale and Purchase of Shares. Subject to the terms and conditions contained in this Agreement, Sellers shall sell to Purchaser and Purchaser shall purchase from Sellers all of the Shares identified on Exhibit “B”.

     2. Purchase Price; Closing.

     a. Purchase Price. Subject to the terms and conditions contained in this Agreement, on the Closing Date, the Purchaser shall pay to the Sellers, in the aggregate, an amount equal to $814,200,000.00, subject to adjustment as provided in the next succeeding sentence and Section 3 (the “Aggregate Purchase Price”), in consideration for the Shares. The Aggregate Purchase Price shall be reduced on a dollar-for-dollar basis by (1) the total amount (the “Bonus Plan Payout Amount”) payable in cash to participants in the “bonus pool” portion of the Company’s 2004 Equity Incentive Plan (the “Bonus Pool”) in connection with the consummation of the transactions contemplated by this Agreement (which, for the avoidance of doubt, does not include any amounts payable in respect of the Shares (including, without limitation, those issued pursuant to the Company’s 2004 Equity Incentive Plan) pursuant to the immediately preceding sentence), which amount will be (A) provided in writing by the Company to the Purchaser not less than two business days prior to the Closing Date and (B) paid by the Purchaser on the Closing Date pursuant to Section 11(b)(II) and (2) the Accrued Tax Amount. The Aggregate Purchase Price (as adjusted pursuant to this Section 2(a) and Section 3), less the Bonus Plan Payout Amount and the Accrued Tax Amount, is herein referred to as the “Share Purchase Price.”

     b. Closing. The closing of this transaction shall be held at 9:00 a.m. on Wednesday, August 31, 2005, or, if the conditions set forth in Section 10 have not been satisfied by that date, two business days after the date on which the last of the conditions set forth in Section 10 shall have been satisfied or waived, in the offices of the Company at 1225 Seventeenth Street, Suite 1900, Denver, Colorado 80202, or at such other time, place or method to be mutually agreed upon by the Parties (hereinafter, the “Closing” or “Closing Date”).

     c. Withholding Rights. The Purchaser (in consummating the transactions contemplated by this Agreement) and the Company (from and after the Closing Date) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any officer or employee of the Company (or any investment vehicle controlled by such officer or employee or formed by such officer or employee for estate planning purposes) such amounts as the Purchaser or the Company may be required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Purchaser or the Company so withholds amounts, such amounts shall be remitted to the appropriate tax authority and treated for all purposes of this Agreement as having been paid to the Person in respect of whom the Purchaser or the Company made such deduction or withholding.

     3. Title Defects and Environmental Defects.

     a. Title Defects. As soon as reasonably practicable (and on an ongoing basis), but no later than 5:00 p.m. MDT on Wednesday, August 24, 2005 (the “Objection Deadline”), the Purchaser may notify the Sellers in writing of Title Defects affecting assets of the Company, its Subsidiaries or Four Star. The Purchaser’s notice asserting Title Defects shall include a reasonably detailed description and explanation (including any available supporting documentation) of each Title Defect claimed, the assets affected, and the value that the Purchaser in good faith attributes to the Title Defect, which shall not exceed the Allocated Value of such property. The Purchaser and the Sellers shall meet periodically to attempt to agree on resolution with respect to Title Defects. The Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure or remove any Title Defects. The Sellers’ election to attempt to cure a Title Defect shall not constitute a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the Title Defect. In the event that any Title Defect(s) as to which the Purchaser has given the Sellers timely notice as provided in this Section 3(a) are not remedied or cured prior to Closing, then, subject to the other provisions of this Section 3, the Aggregate Purchase Price shall be reduced by the aggregate value of all such uncured Title Defects, determined as follows: (1) where the Sellers agree in writing with the value of the Title Defect as set forth in the Purchaser’s notice, that value shall be the value of the Title Defect; (2) if the Title Defect is a lien, encumbrance or other charge upon a property which is undisputed and liquidated in amount, then the value of the Title Defect shall be the lesser of (A) the Allocated Value of such property or (B) the amount necessary to be paid to the obligee to remove the Title Defect from the interest of the Company, its Subsidiaries or, in the case of Four Star, the percentage equity interest of MBOW Four Star Corporation in Four Star multipled by Four Star’s interest, as applicable, in the affected property; (3) if the Allocated Value for a property is positive and the Title Defect represents a discrepancy between the Net Revenue Interest for such property and the Net Revenue Interest for that property stated on Exhibit “C”, then the value of such Title Defect shall be the product of the Allocated Value for such property multiplied by a fraction, the numerator of which is the decrease in Net Revenue Interest and the denominator of which is the Net Revenue Interest stated on Exhibit “C” (it being understood that if such reduction in Net Revenue Interest is not accompanied by a proportionate decrease in the Working Interest then such descrepency shall constitute a separate Title Defect); and (4) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected property of a type not described in subsections (1), (2) or (3) above, the value of the Title Defect shall be determined by taking into account the Allocated Value for the property so affected, the portion of the property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected property, and such other factors as are appropriate to make a proper evaluation, in each case net to the interest, as represented on Exhibit “C”, of the Company, its Subsidiaries or, in the case of Four Star, the percentage equity interest of MBOW Four Star Corporation in Four Star multipled by Four Star’s interest, as applicable, in the affected property.

     b. Environmental Defects. As soon as reasonably practicable (and on an ongoing basis), but no later than the Objection Deadline, the Purchaser may notify the Sellers in writing of any Environmental Defects. The Purchaser’s notice asserting Environmental Defects must include a reasonably detailed description and explanation (including any available supporting documentation) of each Environmental Defect claimed, the properties affected, and the value (net to the interest of the Company, its Subsidiaries or, in the case of Four Star, MBOW Four Star Corporation’s percentage equity interest in Four Star multiplied by Four Star’s interest, as applicable, in the affected property) that the Purchaser in good faith attributes to the Environmental Defect. The Purchaser and the Sellers shall meet periodically to attempt to agree on resolution with respect to Environmental Defects. The Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure or remove any alleged Environmental Defects. Sellers’ election to attempt to cure an Environmental Defect shall not constitute a waiver of Sellers’ right to dispute the existence, nature, or value of, or cost to cure, the Environmental Defect. In the event that any Environmental Defect(s) as to which the Purchaser has given the Sellers timely notice as provided in this Section 3(b) are not remedied or cured prior to Closing, then, subject to the other provisions of this Section 3, the Aggregate Purchase Price shall be reduced by the aggregate value of all such uncured Environmental Defects, taking into account the following (in each case, net to the interest of the Company, its Subsidiaries or, in the case of Four Star, the percentage equity interest of MBOW Four Star Corporation in Four Star multipled by Four Star’s interest, as applicable in the affected property): (1) the legal effect of the Environmental Defects, including, but not limited to, potential fines and penalties which may be incurred until such time as the Environmental Defects are remedied; (2) the potential economic effect of the Environmental Defects and the potential remedy over the life of the affected assets; (3) the estimated costs and expenses to correct such Environmental Defects in the most cost effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost effective manner reasonably available; and (4) such other factors as are necessary to make a proper evaluation.

     c. Title Benefits. Should Sellers discover any Title Benefit prior to Closing, Sellers shall (as soon as practicable but in any case at least two business days prior to the Closing Date) deliver to the Purchaser a notice that includes (1) a specific description of the Title Benefit and the properties affected and (2) the Sellers’ good faith estimate of the amount by which the value of the interest of the Company, its Subsidiaries or, in the case of Four Star, the percentage equity interest of MBOW Four Star Corporation in Four Star multipled by Four Star’s interest, as applicable, in the affected property has been increased as a result of such Title Benefit. The value of all timely asserted Title Benefits shall be offset against the value of the Title Defects and Environmental Defects, but in no event shall the Aggregate Purchase Price be increased due to any Title Benefit. The aggregate value (determined in accordance with Section 3(a) and Section 3(b)) of all timely asserted Title Defects and Environmental Defects (excluding De Minimis Defects) that remain uncured at Closing, net of the value of all Title Benefits timely asserted by the Sellers, is referred to herein as the “Net Defect Amount.” If the value of all timely asserted Title Benefits exceeds the value of all timely asserted Title Defects and Environmental Defects, then the Net Defect Amount shall be zero.

     d. Defect Threshold and Defect Deductible. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser shall not be entitled to an Aggregate Purchase Price reduction for any individual Title Defect or Environmental Defect that has a value (determined in accordance with Section 3(a) or Section 3(b)) of less than $25,000 (a “De Minimis Defect”). In addition, notwithstanding anything contained in this Agreement to the contrary, the Purchaser shall not be entitled to an Aggregate Purchase Price reduction for Title Defects pursuant to Section 3(a) or for Environmental Defects pursuant to Section 3(b) unless the Net Defect Amount exceeds $20,000,000 (the “Defect Threshold”). If the Net Defect Amount exceeds the Defect Threshold, then the Aggregate Purchase Price shall be reduced by the amount by which the Net Defect Amount exceeds $10,000,000 (the “Defect Deductible”).

     e. Chevron Corp. Indemnification. Notwithstanding any other provision hereof, the Aggregate Purchase Price shall not be reduced for Title Defects or Environmental Defects with respect to the assets of Four Star to the extent that the Company or its Subsidiaries are entitled to valid and enforceable indemnification from Chevron Corp. or its controlled affiliates for such Title Defect(s) or Environmental Defect(s), as the case may be, under the agreements pursuant to which such assets were sold or contributed to Four Star or its predecessors (collectively, the “Chevron

Indemnified Defects”), nor shall the value of the Chevron Indemnified Defects be included in the Net Defect Amount or considered in determining whether the Defect Threshold has been met.

     f. Disagreements as to Defect Amount. If the Sellers and the Purchaser are unable to mutually agree upon the Net Defect Amount at least two business days prior to the Closing Date, and if the Purchaser’s good faith estimate of the Net Defect Amount exceeds the Defect Threshold, then at the Closing (1) the portion of the Aggregate Purchase Price payable at Closing shall be reduced by the Purchaser’s good faith estimate of the Net Defect Amount minus the Defect Deductible and (2) the Purchaser shall deliver to an escrow agent mutually acceptable to the Parties the excess of the Purchaser’s good faith estimates, over the Sellers’ good faith estimates, of the total reduction to the Aggregate Purchase Price attributable to Title Defects, Title Benefits, Environmental Defects and the Net Defect Amount. The disputed Title Defects, Title Benefits, Environmental Defects and Net Defect Amount shall be resolved post-Closing by arbitration conducted pursuant to Section 15(f). All amounts escrowed pursuant to this Section 3(f) shall be distributed by the escrow agent to the Sellers and/or the Purchaser, and the Aggregate Purchase Price shall be adjusted, in accordance with the arbitration decision reached in accordance with Section 15(f).

     g. Post-Closing Curative. Provided that the Net Defect Amount exceeds the Defect Threshold, the Sellers shall have 90 days following the Closing Date to attempt to cure any Title Defect or Environmental Defect. Any disputes as to whether a Title Defect or Environmental Defect has been cured shall be submitted to arbitration conducted pursuant to Section 15(f). With respect to any Title Defect or Environmental Defect that the Sellers are able to cure, in whole or in part, within such 90-day period following the Closing Date, the reduction in the Aggregate Purchase Price made at Closing with respect to such Title Defect or Environmental Defect shall be adjusted to reflect such curative, and the Sellers shall be entitled to periodic distributions from the escrow agent of amounts related to such cured Title Defects or Environmental Defects. In the event that the total amount owed to the Sellers as a result of post-closing curatives pursuant to this Section 3(g) exceeds the total amount deposited with the escrow agent pursuant to Section 3(f), then the Purchaser shall pay the Sellers the amount of such excess, and the Purchaser shall cause the release of any amounts held in escrow to the Sellers, within five business days after the end of the 90-day post-closing cure period (or, if defect disputes are submitted to arbitration pursuant to Section 15(f), within five business days after the final decision of the arbitrators). If, at the end of the 90-day post-closing cure period, the aggregate value of all remaining Title Defects and Environmental Defects no longer exceeds the Defect Deductible, then the reduction of the Aggregate Purchase Price for Title Defects and Environmental Defects made at Closing will be reversed, and (after giving full effect to any distributions previously made to the Sellers from the escrow account established pursuant to Section 3(f)) the Purchaser shall pay the full amount of the reduction in the Aggregate Purchase Price remaining in respect of such Title Defects and Environmental Defects to the Sellers.

     h. Waiver of Title and Environmental Defects Not Asserted. Subject to the exception set forth in Section 13(c), the Purchaser waives for all purposes all objections and rights to any adjustment under this Section 3 relating to any Title Defects or Environmental Defects unless raised by proper notice delivered on or before the Objection Deadline.

     4. Seller’s Representations And Warranties. Each Seller hereby severally and not jointly represents and warrants to Purchaser, with respect to itself/himself/herself, as follows:

     a. Organization and Standing. To the extent Seller is a corporation, partnership, limited liability company or other business entity formed under the laws of any state, Seller is duly organized, validly existing and in good standing under the laws of the state of its organization and in such other jurisdictions necessary for the consummation of this Agreement.

     b. Power. Seller has all requisite power and authority to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, violate, or be in conflict with, any provision of its governing documents, to the extent applicable, or any provision of any agreement or instrument to which it is a party or by which it is bound, or to any judgment, decree, order, statute, rule or regulation applicable to it. No authorizations, consents or approvals of, or notices to or filings with, any third party or governmental authority are necessary for the consummation by Seller of the transactions contemplated hereby, except for such authorizations, consents or approvals as shall have been obtained or such notices or filings as shall have been accepted before the Closing Date.

     c. Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite actions of the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller and is enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors generally, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     d. Title to Shares. Seller owns the Shares shown next to its/his/her name on Exhibit “B” and, at Closing, will convey to Purchaser good and indefeasible title to its/his/her Shares free and clear of any and all liens, mortgages, claims, encumbrances, pledges or security interests and all other defects of title or other matters whatsoever (other than those arising under federal and state securities laws).

     e. Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which the Purchaser or the Company shall have any responsibility.

     5. Seller’s Representations and Warranties Concerning the Company. Each Seller hereby severally and not jointly represents and warrants to the Purchaser that the statements contained in this Section 5 are true and correct as of the date of this Agreement.

     a. Organization and Standing. The Company and its Subsidiaries are corporations formed under the laws of the state of Delaware and each such corporation is (1) duly organized, validly existing and in good standing under the laws of the state of Delaware and (2) duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities make such qualification necessary.

     b. Power. The Company and its Subsidiaries have all requisite power and authority to carry on their businesses as presently conducted and to enter into and perform their obligations under this Agreement. Except as set forth on Schedule 5(b), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not: (1) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any governmental authority or court to which the Company or its Subsidiaries are subject or any provision of the certificates of incorporation or bylaws of the Company or its Subsidiaries or any agreement among the stockholders of any such corporation; or (2) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or receive any payment under, require any notice of consent under, or result in the imposition of any lien, claim or encumbrance upon any of the assets of the Company or its Subsidiaries under, any agreement, contract, lease, license, instrument or other arrangement to which the Company or its Subsidiaries are a party, by which the Company or its Subsidiaries are bound or to which the assets of the Company or its Subsidiaries are subject. Except as set forth on Schedule 5(b), none of the Company or its Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any third party or any governmental authority in order to execute and deliver this Agreement or consummate the transactions contemplated hereby.

     c. Capitalization. The Company’s authorized capital stock consists of 750,000 shares of which (1) 439,165 shares are authorized as Class A Common Stock, par value $1.00 per share (“Class A Common Stock”), (2) 24,903 shares are authorized as Class A-12.5 Common Stock, par value $0.001 per share (“Class A-12.5 Common Stock”), (3) 35,932 shares are authorized as Class A-25 Common Stock, par value $0.001 per share (“Class A-25 Common Stock”) and (4) 250,000 shares are authorized as Preferred Stock, par value $1.00 per share, of which 65,000 shares have been designated Redeemable Convertible Preferred Stock, Series A (“Series A Preferred Stock”). As of the date hereof, there are 249,359 shares of Class A Common Stock issued and outstanding, 21,168 shares of Class A-12.5 Common Stock issued and outstanding, 30,542 shares of Class A-25 Common Stock issued and outstanding and 30,012 shares of Series A Preferred Stock issued and outstanding. In addition, 3,735 shares of authorized but unissued Class A-12.5 Common Stock and 5,390 shares of authorized but unissued Class A-25 Common Stock provide the basis for the value of the

Bonus Plan Payout Amount. The holder of the Series A Preferred Stock holds a warrant (the “Warrant”) that entitles such holder to purchase 10,000 shares of Class A Common Stock at the Exercise Price (as defined in the Warrant) in the event that the Company optionally redeems (as described in Section 5(b) of the Second Amended and Restated Certificate of Designations of the Company) the Series A Preferred Stock. All outstanding shares have been validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any contract binding upon the Company and were issued in compliance with all governing documents of the Company. Except as set forth on Schedule 5(c), there are no outstanding subscriptions, options, warrants, conversion rights, convertible securities, preemptive rights, preferential rights (contractual or otherwise) or agreements of any kind for the purchase or sale of equity securities of the Company or any of its Subsidiaries. At Closing, the Purchaser will acquire 100% of the issued and outstanding shares of capital stock or other equity securities of the Company.

     d. Subsidiaries. The Company owns 100% of all of the outstanding capital stock of Medicine Bow Operating Company, a Delaware corporation, and MBOW Four Star Corporation, a Delaware corporation.

     e. MBOW Four Star Corporation. The only assets of the Company’s subsidiary, MBOW Four Star Corporation, are (1) not less than 453 Class A common shares, 215 Class B common shares and 25 Class C common shares, of which 100 common shares identified herein as Class A common shares are subject to redesignation as between Class A common shares and Class B common shares, (collectively, the “Four Star Shares”) of Four Star Oil & Gas Company, a Delaware corporation (“Four Star”), and (2) those agreements set forth on Schedule 5(e). The Four Star Shares represent not less than 38.63% of the total outstanding equity securities of Four Star. No shares of preferred stock or Class B preferred stock of Four Star are outstanding. MBOW Four Star Corporation has good and indefeasible title to, and legal and beneficial ownership of, the Four Star Shares, free and clear of any and all liens, mortgages, claims, encumbrances, other pledges or security interests and all other defects of title or other matters whatsoever other than (1) any obligations that arise under the Four Star Stockholders Agreement or the Credit Facility and (2) those arising under federal and state securities laws. Except as set forth on Schedule 5(e), there are no outstanding subscriptions, options, warrants, conversion rights, convertible securities, preemptive rights, preferential rights (contractual or otherwise) or agreements of any kind for the purchase or sale of equity securities of MBOW Four Star Corporation. At Closing, the Purchaser will own 100% of the issued and outstanding equity securities of MBOW Four Star Corporation.

     f. Financial Statements. Attached hereto as Schedule 5(f) are the following financial statements (collectively, the “Financial Statements”): (1) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows of the Company and its Subsidiaries for the year ended December 31, 2004; and (2) an unaudited consolidated balance sheet of the Company as of June 30, 2005, and related consolidated statements of operations and cash flows for the six months then ended (the “Most Recent Period End”). The Financial Statements at and for the six-month period ended June 30, 2005, are herein referred to as the “Most Recent Financial Statements.” The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of such dates and the results of operations for such periods, and are consistent with the books and records of the operations for such periods, and are consistent with the books and records of the Company; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

     g. Events Subsequent to Most Recent Period End. Since the date of the Most Recent Financial Statements, excluding distributions made to the holders of the Class A Preferred Stock in the ordinary course, there have not been any (1) distributions by the Company to the holders of its equity securities or (2) changes in the assets, condition, affairs (financial or otherwise) or business prospects of the Company and its Subsidiaries, taken as a whole, which have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     h. Legal Compliance. Except as set forth on Schedule 5(h), the Company and each of the Subsidiaries (1) are in substantial compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) and (2) have or have timely applied for all permits, licenses, certificates of authority, orders and approvals of, and have made all filings and applications with, federal, state, and local regulatory bodies required to carry on their current operations in the ordinary course of business.

     i. Tax Matters.

     I. Except as set forth on Schedule 5(i), the Company, each of its Subsidiaries and each affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member (an “Affiliated Group”), has filed timely with the appropriate taxing authorities all Tax Returns required to be filed by the Company, its Subsidiaries or any Affiliated Group. Each such Tax Return is true, correct and complete in all material respects. All Taxes of the Company and its Subsidiaries that are due and payable have been timely paid in full. The unpaid Taxes of the Company and its Subsidiaries did not, as of the Most Recent Period End, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Most Recent Financial Statements, and do not exceed the reserve as adjusted for passage of time through the Closing Date in accordance with the past custom of the Company and its Subsidiaries in filing their Tax Returns.

     II. There is no action, suit, proceeding, investigation, audit, claim or assessment pending or threatened with respect to the Company or its Subsidiaries with respect to a liability for Taxes or with respect to any Tax Return. No deficiency for any Tax has been assessed with respect to the Company or its

Subsidiaries which has not been paid in full. There are no liens for Taxes upon the assets or properties of the Company or its Subsidiaries other than liens for Taxes not yet due and payable and for which adequate reserves have been established in the Financial Statements.

     III. Each of the Company and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

     IV. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or its Subsidiaries.

     V. None of the Company or its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, and none of the Company or its Subsidiaries has any potential liabilities or obligations to any Person as a result of, or pursuant to, any such agreement, contract or arrangement. None of the Company or its Subsidiaries has any liability for Taxes of another Person by contract or otherwise.

     j. Material Agreements. Schedule 5(j) lists all (1) governing documents of the Company and its Subsidiaries (including, without limitation, certificates of incorporation, certificates of designation, bylaws, stockholder agreements, investor rights agreements and other similar instruments), (2) contracts with Persons who will be affiliates of the Company immediately prior to Closing that will be binding on the Company or its Subsidiaries (or the assets of the Company or its Subsidiaries) after Closing, (3) agreements for the sale or purchase of hydrocarbons produced from or attributable to the assets of the Company or its Subsidiaries, except for agreements that expire by their terms or may be terminated without penalty within 30 days after the Closing Date, (4) instruments that create any area of mutual interest, except for areas of mutual interest created under joint operating agreements, (5) instruments that create or evidence an asset purchase or sale agreement that has not been consummated as of the date hereof, (6) contracts to which the Company or any Subsidiary is a party, the performance of which will involve consideration in excess of $100,000.00 per year or (7) any other agreement not described in (1) through (6) above the existence or loss of which has had or would be reasonably likely to have a Material Adverse Effect (collectively, the “Material Agreements”). The Company has made available to the Purchaser a copy of each Material Agreement and all minute books of the Company and its Subsidiaries, the copies of which are true, accurate and complete in all material respects. With respect to each Material Agreement, the Company is not in breach or default of the terms and conditions of such agreement.

     k. Litigation. Schedule 5(k) sets forth each instance in which the Company or any Subsidiary (1) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (2) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi judicial or administrative agency of any jurisdiction, or (3) has been threatened to be sued or made a party to any such proceeding.

     l. Liability for Brokers’ Fees. Except as set forth on Schedule 5(l), neither the Company nor its Subsidiaries have incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which the Purchaser or the Company shall have any responsibility.

     m. Insurance. Schedule 5(m) describes all contracts of insurance maintained by the Company, which are in full force and effect, and all premiums due and owing in connection with such policies have been paid. The Company has given notice or has otherwise presented every material claim known to the Company to be covered by insurance under its insurance policies or contracts in a timely fashion.

     n. Labor Matters and Employee Benefit Plans. Except as shown on Schedule 5(n) hereto:

     I. Schedule 5(n)(I) lists all Benefit Plans. With respect to each such Benefit Plan, Seller has made available to Purchaser true and accurate copies of (1) the most recent plan documents and any amendments thereto, (2) the most recent summary plan description and all related summaries of material modification and (3) for any Benefit Plan intended to be qualified under Section 401(a) of the Code, (A) a copy of the most recent annual report (Form 5500 Series) filed with the IRS and (B) the most recent favorable determination letter received from the IRS. All Benefit Plans and their related trusts have been and are maintained in accordance with each such plan’s terms and in operation in compliance with the requirements of all applicable federal and state statutes and regulations. Each Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination or opinion letter(s) from the IRS as to its qualified status, and no fact or event has occurred since the date of such letter(s) that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan. Each of the Benefit Plans can be terminated in accordance with its terms and without liability to the Company or any of its Subsidiaries other than for ordinary administration expenses, benefits accrued or, with respect to welfare benefit plans, claims incurred thereunder through the date of such termination, and the transactions contemplated by this Agreement will not result in the imposition of any restrictions, limitations or penalty on the right to amend or terminate any Benefit Plan.

     II. Neither the Company nor any ERISA Affiliate has ever established, maintained, contributed to or had any liability or obligation to contribute to (1) any pension plan that is subject to section 412 of the Code or Title IV of ERISA, (2) any multiemployer plan within the meaning of Section 3(37) of ERISA or (3) any Benefit Plan providing medical, health, or other welfare-type benefits for retired or terminated Company Employees other than in accordance with COBRA or any similar state or local laws.

     III. The Company is not a party to, nor has it ever been a party to, any collective bargaining agreement.

     IV. Except pursuant to the Company’s 2004 Equity Incentive Plan as described in Section 7(b), the execution and delivery of, and the performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of the Company or its Subsidiaries.

     V. The Company has made no agreement with any Person, including, but not limited to, the holders of the Class A-12.5 Common Stock and the Class A-25 Common Stock and participants in the Bonus Pool regarding the tax treatment of the Class A-12.5 Common Stock, the Class A-25 Common Stock or amounts received in respect of the Bonus Plan Payout Amount, nor does the Company have any obligation to “gross-up” any Person, including, but not limited to, the holders of the Class A-12.5 Common Stock and the Class A-25 Common Stock and participants in the Bonus Pool for any income or excise tax or penalty that may be imposed on such Person.

     o. Credit Facility. Since the date of the Most Recent Financial Statements, the Company has not made any borrowings under its Credit Facility except for borrowings (1) in the ordinary course of business or (2) for items described on Schedule 5(o).

     p. Hedging Transactions. Schedule 5(p) sets forth all obligations (including, without limitation, any obligations relating to the posting of collateral and the actual amounts posted as collateral, whether in the form of cash, letters of credit or otherwise, in respect of such obligations) of the Company and its Subsidiaries (collectively, “Hedge Obligations”) in respect of any futures, hedges, swaps, collars, puts, calls, floors, caps, options, forward sales, forward purchases or other contracts or derivative securities that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities (including, without limitation, hydrocarbons), interest rates, currencies or securities (collectively, “Hedge Transactions”). The Company and its Subsidiaries are not in breach or violation of any Hedge Obligation. The Company and its Subsidiaries have not entered into any Hedge Transaction for the purposes of speculation.

     q. Gas Imbalances. Except as set forth on Schedule 5(q), (1) there are no aggregate production, pipeline transportation or processing imbalances or penalties existing with respect to the Company, its Subsidiaries or their oil and gas properties and interests (collectively, “Operating Interests”) and (2) neither the Company nor its Subsidiaries have received a deficiency payment under any gas contracts for which any party has a right to take deficiency gas from the Company or its Subsidiaries, nor have the Company or its Subsidiaries received any payments for production which are subject to refund or recoupment out of future production.

     r. Prepaid Gas Obligations. Except as set forth on Schedule 5(r), neither the Company nor its Subsidiaries are subject to any “take or pay” arrangement, production payment arrangement, gas balancing agreement (other than under joint operating agreements) or otherwise required to deliver or to suffer the delivery of hydrocarbons produced in connection with any of the Operating Interests at some future time (or make a cash payment in lieu thereof) without then or thereafter receiving full payment therefor and without deduction or credit on account of such arrangement from the price that would otherwise be received.

     s. Preferential Rights; Restrictions on Transfer. Except as set forth on Schedule 5(s), there are no preferential rights to purchase or other similar rights or restrictions on assignment, including requirements for consents from third parties to assignment, affecting the Operating Interests or Wells that would be applicable to, or required for the consummation of, the transactions contemplated by this Agreement, and the transactions contemplated by this Agreement will not create in any individual or entity any option to purchase, preferential right to purchase or similar rights with respect to the Operating Interests.

     t. Calls on Production. Except as set forth on Schedule 5(t), there are no calls on production (whether or not exercised) or other similar marketing restrictions affecting the Operating Interests, nor will the transactions contemplated by this Agreement create any such calls on production.

     u. No Undisclosed Liabilities. Except for liabilities incurred or paid (1) after the date of the Most Recent Financial Statements but before the date of this Agreement and (2) after the date of this Agreement that do not violate Section 8, there are no liabilities, debts or obligations of the Company or its Subsidiaries of any kind, whether accrued, absolute, contingent, inchoate or otherwise (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or its Subsidiaries giving rise to any such debt, liability or obligation) including any taxes which are due and payable as of the date hereof or any governmental charges or penalties, interest or fines, except for liabilities (A) reflected on or reserved against in the Financial Statements or otherwise disclosed in the notes thereto or (B) set forth on Schedule 5(u).

     v. No Known Material Adverse Effects with Regard to Four Star. To the knowledge of the Sellers, since the date of the Most Recent Financial Statements, there has not been, with respect to the oil and gas properties and operations of Four Star, any fact, circumstances or events which, individually or in the aggregate, would constitute a Material Adverse Change nor will the transactions contemplated by this Agreement violate any governing documents of Four Star of which the Sellers are actually aware (including, without limitation, its certificate of incorporation, the certificates of designations for its preferred shares, its bylaws or its stockholders agreement) or any agreements relating to Four Star (1) as to which MBOW Four Star Corporation is a party and (2) of which the Sellers are actually aware.

     6. Purchaser’s Representations. Purchaser represents and warrants to Sellers and Company as of the date hereof and at Closing as follows:

     a. Organization and Standing. Purchaser is a corporation, formed under the laws of the state of Delaware, and is duly organized, validly existing and in good standing under the laws of Delaware and in such other jurisdictions necessary for the consummation of this Agreement.

     b. Power. Purchaser has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of its governing documents, when applicable, or any material provision of any agreement or instrument to which it is a party or by which it is bound, or to any judgment, decree, order, statute, rule or regulation applicable to it. Except for the actions described in Section 7(c), the Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any third party or any governmental authority in order to execute and deliver this Agreement or consummate the transactions contemplated hereby.

     c. Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action of the Purchaser and its parent, if any. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, and is enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors generally, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

     d. Acquisition Not for Distribution Purposes. Purchaser is acquiring the Shares for investment purposes and not with a view to distribution.

     e. Restriction on Transfers. Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933, as amended. Purchaser will not sell, transfer or otherwise dispose of the Shares in violation of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder, including Rule 144 under the Securities Act of 1933, as amended.

     f. Funding. The Purchaser has available and will have available at Closing adequate funds or the means to obtain adequate funds in an aggregate amount sufficient to pay (1) all amounts required to be paid by the Purchaser under this Agreement and (2) all expenses which have been or will be incurred by the Purchaser in connection with this Agreement and the consummation of the transactions contemplated hereby.

     g. Liability for Brokers’ Fees. Purchaser has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement for which any Seller shall have any responsibility.

     7. Covenants.

     a. Independent Evaluation; Access. Purchaser is experienced and knowledgeable in the oil and gas business. Purchaser is aware of risks associated with the oil and gas business and, specifically, the Company’s and Four Star’s business, operations and assets and has formed its own judgment as to the value of the Shares. Purchaser is relying upon its own judgment and decision in entering into and consummating the transaction. Between the execution date and the Closing Date, the Company shall use commercially reasonable efforts, upon the request of the Purchaser, to assist Purchaser in the examination of the files, records, weekly accounts payable check runs, minute books, information and data regarding the business of the Company and its Subsidiaries and the records, information and data in the Company’s possession regarding Four Star (collectively, the “Records”), in addition to information that is available to the public. Except as provided in Section 5(j), Purchaser acknowledges and agrees that neither the Company nor its Subsidiaries, directors, officers or employees nor Sellers have made any representations or warranties, express or implied, written or oral, as to the accuracy of the Records. Except for the representations and warranties of Sellers contained in this Agreement, Sellers have not made any representation or warranty to Purchaser including any estimate with respect to the value of the assets of the Company, its Subsidiaries or Four Star or reserves or any projections as to events that could or could not occur. In entering into this Agreement, Purchaser acknowledges and affirms that it has relied and will rely solely on the terms, representations and warranties of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves attributable to the assets of the Company, its Subsidiaries and Four Star. Purchaser’s representatives will be given full access and the opportunity to conduct a Phase I Environmental Inspection and equipment inventory and to visit with personnel and physically examine the assets and operations of the Company and its Subsidiaries. Purchaser may not conduct testing or sampling of soil, ground water, surface water or other media or materials during such inspection without the prior written consent of the Majority of Sellers, such consent not to be unreasonably withheld or delayed. No Seller shall have any liability to Purchaser or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Company, its Subsidiaries or Four Star. Nothing contained in this Section 7(a) shall serve to mitigate or modify the operation of Section 3 or the scope or effect of the representations and warranties set forth in Section 4 or Section 5 in any respect.

     b. Treatment of Equity Incentive Plan. The Sellers and the Company agree that the Company’s 2004 Equity Incentive Plan provides for cash bonus payments to participants in the Bonus Pool in an aggregate amount equal to the value of the Authorized But Unissued Class A-12.5 Common Stock and Authorized But Unissued

Class A-25 Common Stock, as such terms are defined and determined pursuant to the Company’s 2004 Equity Incentive Plan. Prior to the Closing, the Company shall determine the value of the Bonus Plan Payout Amount and the allocation of the Bonus Plan Payout Amount to the individual participants in the Bonus Pool accordance with the terms and conditions of the Company’s 2004 Equity Incentive Plan, and the Company shall provide such allocation to the Purchaser at least two business days prior to Closing. Sellers shall use commercially reasonable efforts to cause (1) the Company’s 2004 Equity Incentive Plan to be cancelled simultaneous with the Closing, and (2) the holders of Class A-12.5 Common Stock and Class A-25 Common Stock and the participants in the Bonus Pool to have no further rights under the Company’s 2004 Equity Incentive Plan other than the right to receive the consideration provided for by this Agreement on the Closing Date. To the extent that any payment to a participant in the Company’s 2004 Equity Incentive Plan could reasonably be expected to be an “excess parachute payment” to a “disqualified individual” as such terms are defined in Section 280G of the Code, the Sellers agree to use their reasonable best efforts to obtain, prior to the Closing, the agreement of the individuals otherwise entitled to receive such payment that (1) neither the Purchaser nor the Company will have any obligation to make such payment and (2) such payment will not be made, in each case absent stockholder approval upon full disclosure pursuant to the requirements of Section 280G(b)(5) and the regulations issued pursuant thereto.

     c. HSR Clearance. Upon execution of this Agreement, and to the extent applicable, both Parties (and, to the extent appropriate, El Paso Corporation) as promptly as possible shall file with the Federal Trade Commission and/or the Department of Justice, as applicable, the required notification and report forms due under the Hart-Scott-Rodino Antitrust Improvement Acts of 1976 (“HSR Act”) and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith. Each Party (and, to the extent appropriate, El Paso Corporation) shall take all reasonable steps to achieve early termination of applicable HSR Act waiting periods. To the extent required, the Company shall use its commercially reasonable efforts to cause Four Star to provide all information and make all filings required to be provided or made by Four Star to secure the requisite approvals under the HSR Act. The cost of all filings by the Parties pursuant to the HSR Act shall be borne 50% by the Company and 50% by the Purchaser.

     d. Termination of Subscription Agreement and Cancellation of Warrant. On the Closing Date, the Company and each Seller that is a party to the Subscription Agreement shall enter into an agreement to terminate the Subscription Agreement, and the holder of the Warrant shall deliver the unexercised Warrant, stamped “CANCELLED,” to the Purchaser at the Closing.

     e. Series A Preferred Stock and Warrant. In compliance with the certificate of designations governing the Series A Preferred Stock, the Company shall not optionally redeem any shares of Series A Preferred Stock. In compliance with the terms of the Warrant, the holder of the Warrant shall not exercise any portion thereof.

     f. Assignment of Certain Leases. The Company and Medicine Bow Operating Company are the beneficial owners of certain oil and gas leases which have been acquired on their behalf by brokers or agents. Each of the Company and Medicine Bow Operating Company shall use commercially reasonable efforts to cause its brokers and agents to deliver recordable assignments of such oil and gas leases to the Company or Medicine Bow Operating Company, as the case may be, prior to Closing.

     g. Notifications by Purchaser of Breach. To the extent that the Purchaser actually becomes aware, prior to Closing, of breaches of the representations set forth in Section 4 and Section 5 that would, in the Purchaser’s reasonable judgment, collectively constitute a Material Adverse Change, then the Purchaser shall promptly notify the Sellers of such discovery.

     8. Operation of Business. From the date hereof until the Closing Date, the Company will not, without the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except as expressly contemplated by this Agreement, engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Company will not, without the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), do any of the following:

     a. amend or otherwise change its charter or bylaws or equivalent governing documents;

     b. make or commit to make any capital expenditure or group of related capital expenditures in excess of $100,000.00 individually or $500,000.00 in the aggregate that is not provided for in the Company’s June 30, 2005 Reserve Report provided to the Purchaser;

     c. issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (1) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, or (2) any assets and properties material to the Company, except for (A) sales of oil, gas, or natural gas liquids in the ordinary course of business, or (B) pledges of assets and properties required by any financing documents to which the Company is a party on the date hereof;

     d. acquire or dispose of (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets, except for acquisitions of assets having an aggregate fair market value of less than $500,000.00 in the ordinary course of business;

     e. incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for,

the obligations of any individual or entity, or make any loans or advances, except borrowings under the Credit Facility consistent with Exhibit “D”;

     f. increase the compensation payable or to become payable to, or grant any severance or termination pay to, its officers, employees, directors or consultants, except pursuant to existing contractual arrangements, or existing compensation plans, or enter into any employment, consulting or severance agreement with, any director, officer or other employee or consultant of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock (except pursuant to the Company’s 2004 Equity Incentive Plan as described in Section 7(b)), pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant except, in each case, for actions resulting from the normal application of the Company’s policies, consistent with past practice;

     g. except for distributions made to holders of shares of Series A Preferred Stock in the ordinary course, declare, set aside or pay any dividend or make any other distribution to shareholders;

     h. amend in any material respect any Material Agreement or terminate any Material Agreement prior to the expiration of the term thereof;

     i. commence or file any action, suit, or proceeding before any court or governmental agency or authority, or enter into any consent or settlement with respect to any action, claim, proceeding, litigation or investigation, in each case other than in the ordinary course of business;

     j. pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than (1) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against on the Financial Statements, (2) payments under the Credit Facility or (3) payments of current liabilities (A) in the ordinary course of business and (B) consistent with the Current General and Administrative Budget of the Company set forth in Exhibit “D”, in each case which do not bestow any personal benefits to the directors, officers, employees, stockholders or affiliates of the Company or its Subsidiaries that are materially inconsistent with past benefits bestowed on such individuals or entities;

     k. make or change any tax election or change any method of accounting or accounting practice;

     l. introduce any methods of management or operation with respect to any or all of the Operating Interests that are materially inconsistent with past practices;

     m. voluntarily relinquish its position as operator of any Well or abandon any Well other than as required by law or contract;

     n. enter into any agreement or arrangement transferring, selling or encumbering any of the Operating Interests (other than pursuant to any agreements or arrangements existing on the date hereof);

     o. enter into any new sales contract or supply contract which cannot be cancelled on 30 days’ prior notice;

     p. enter into any financing lease obligation; or

     q. commit or agree to any of the foregoing.

In furtherance of the foregoing, the Purchaser shall periodically make available to the Company a representative of the Purchaser, and the Company shall provide work space in its principal corporate offices during its normal business hours for a representative of the Purchaser, which Purchaser representative will facilitate any consent required by the Purchaser hereunder. The Company agrees that it will promptly inform such Purchaser representative of any practices, activities or transactions that might require consent by the Purchaser hereunder and will afford such Purchaser representative reasonable access to any books and records necessary for such consent to be made on an informed basis.

     9. Further Assurances. Subject to the terms and conditions herein provided, each Party shall take, or cause to be taken, all actions and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each Party shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any governmental authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of the Parties shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable. With respect to all actions required to be taken by the Company pursuant to this Agreement (including, without limitation, under Section 7, Section 8 and this Section 9), each of the Sellers shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable to cause the Company to take those actions. Subsequent to the Closing, each Seller, without the necessity of any further consideration whatsoever, will execute and deliver such further instruments and take such additional actions as the Purchaser may reasonably request to confirm or further evidence the transactions contemplated hereby. In addition to the foregoing, the Company shall use its reasonable efforts in conjunction with the Purchaser’s efforts to cause those individuals who serve an accounting or finance function at the Company and the Company’s independent accountants to assist the Purchaser, at the Purchaser’s expense, in preparing the pro forma financial information that will be required to be filed by the Purchaser on Form 8-K/A after the consummation of the transactions contemplated by this Agreement.

     10. Conditions to Proceed with Closing. The obligation of the Parties to proceed with Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

     a. Conditions to the Parties’ Obligation to Proceed with Closing. The obligation of the Sellers and Purchaser to proceed with Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following condition: all authorizations, consents, orders, declarations or approvals of, or filings with or terminations or expirations of waiting periods imposed by (including, without limitation, expiration of any waiting period pursuant to the HSR Act), any governmental entity or regulatory authority, which the failure to obtain, make or occur would have the effect of making the transactions contemplated by this Agreement illegal or would have (or would be reasonably likely to have) a Material Adverse Effect on the Company or the Purchaser assuming the transactions contemplated by this Agreement had taken place, shall have been obtained, made or occurred on or before the Closing Date.

     b. Conditions to the Purchaser’s Obligation to Proceed with Closing. The obligation of the Purchaser to proceed with Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

     I. Ownership Representations. The representations and warranties set forth in Section 4(d), Section 5(c), Section 5(d) and Section 5(e) (the “Ownership Representations”) and in Section 5(v) shall be true and correct in all respects at Closing.

     II. Covenant Compliance. The Company and the Sellers shall have complied in all material respects with those covenants contained in this Agreement that are applicable to them.

     III. Non-Ownership Representations. Except for (1) the Ownership Representations and (2) the representation and warranty set forth in Section 5(v), all of the representations and warranties set forth in Section 4 and Section 5 (collectively, the “Non-Ownership Representations”) shall be true and correct in all respects at Closing, except to the extent that the circumstances causing the Non-Ownership Representations not to be true and correct in all respects (disregarding all qualifications contained therein regarding materiality) would not, individually or in the aggregate, constitute a Material Adverse Change.

     IV. 100% Delivered. The Sellers shall be in a position to deliver 100% of the issued and outstanding equity securities of the Company to the Purchaser pursuant to Section 11(a)(I).

     V. Seller Certificates. The Purchaser shall have received from each Seller an unqualified certificate covering those items addressed in Section 11(a)(II).

     VI. Legal Opinions. The Purchaser shall have received a legal opinion or legal opinions from counsel reasonably acceptable to the Purchaser, in form and substance reasonably satisfactory to the Purchaser and its counsel, as to the due authorization of the Person executing this Agreement on behalf of each Seller that is an entity to execute and deliver this Agreement on behalf of such Seller, such opinions to be substantially in the form of Exhibit “E”.

     VII. Waiver/Release from Equity Plan Participants. Each participant in the Company’s 2004 Equity Incentive Plan (including each participant in the Bonus Pool and each holder of shares of Class A-12.5 Common Stock or Class A-25 Common Stock) shall have delivered to the Purchaser and the Company a full waiver and release, in form and substance reasonably satisfactory to the Purchaser, of any claims arising under the Company’s 2004 Equity Incentive Plan effective upon the Closing.

     VIII. Resignations. Each director and officer of the Company and its Subsidiaries shall have delivered to the Purchaser a letter of voluntary resignation from such positions with the Company and its Subsidiaries effective as of the Closing (and, in the case of any officer party to an employment agreement with the Company, such letter shall acknowledge that such resignation constitutes a termination of such agreement by the employee “without cause” for purposes of such agreement). Each director of Four Star designated by MBOW Four Star Corporation shall have delivered a letter of voluntary resignation from such position with Four Star effective upon the Closing.

     IX. Casualty Loss. No Operating Interests, Wells or other oil and gas interests of the Company, its Subsidiaries or Four Star shall have been destroyed by any natural event (including, without limitation, any storm, flood, hurricane, washout, landslide, earthquake, lightning, fire or other act of God) or other casualty or been taken in condemnation or under right of eminent domain, except for such destructions, casualties or takings as would not, individually or in the aggregate, constitute a Material Adverse Change.

     X. Environmental Compliance. Except for Environmental Defects arising before the Objection Deadline, and except as would not, individually or in the aggregate, constitute a Material Adverse Change, the Company and its Subsidiaries shall (1) be in possession of all Environmental Approvals needed to carry on their current operations, (2) be in compliance with all Environmental Laws and (3) not have received any demand or notice with respect to any non-compliance with Environmental Laws.

     XI. Remedial HSR Act Filings. The Company shall have made all filings with the Federal Trade Commission and/or the Department of Justice, as applicable, under the HSR Act as shall be required, in the Purchaser’s reasonable judgment, to remedy potential failures to file in respect of historic acquisitions of a portion of the Four Star Shares, and such remedial filings shall have been accepted by the Federal Trade Commission and/or the Department of Justice, except to the extent such non-acceptance would not constitute a Material Adverse Change.

     XII. Financial Advisor Acknowledgments. Petrie Parkman & Co. shall have executed and delivered to the Purchaser a letter acknowledging that (1) all amounts owed by the Company to Petrie Parkman & Co. in connection with the transactions contemplated by this Agreement pursuant to the engagement letter between Petrie Parkman & Co. and the Company dated as of April 7, 2005 (excluding any amounts owed in respect of unreimbursed out-of-pocket expenses) have been paid at Closing and (2) no other amounts will be owed by the Company to Petrie Parkman & Co. (except for any amounts owed in satisfaction of any indemnification obligation arising under the engagement letter dated as of April 7, 2005) in respect of any future transactions, whether pursuant to the aforementioned engagement letter or otherwise. Rivington Capital Advisors, LLC shall have executed and delivered to the Purchaser a letter acknowledging that (1) all amounts owed by the Company to Rivington Capital Advisors, LLC in connection with the transactions contemplated by this Agreement or any transactions consummated prior to Closing pursuant to the engagement letters between Rivington Capital Advisors, LLC and the Company dated as of April 7, 2005 and April 29, 2005 (excluding any amounts owed in respect of unreimbursed out-of-pocket expenses) have been paid at or prior to Closing and (2) no other amounts will be owed by the Company to Rivington Capital Advisors, LLC (except for any amounts owed in satisfaction of any indemnification obligation arising under the engagement letters dated as of April 7, 2005 and April 29, 2005) in respect of any future transactions, whether pursuant to the aforementioned engagement letters or otherwise.

     XIII. Spousal Consents. The spouse of each Seller that is an individual shall have executed and delivered to the Purchaser a written instrument substantially the form attached hereto as Exhibit “F”.

     XIV. Peters Consent. Oscar L. Peters shall have executed and delivered to the Purchaser a written instrument acknowledging that, for purposes of the letter agreement between the Company and Mr. Peters dated as of January 7, 2005, the transactions contemplated by this Agreement shall not constitute a “Change of Control” that would entitle Mr. Peters to any lump-sum payment from the Company. Notwithstanding the foregoing, it is the understanding of the Parties that (1) the Equity Incentive Committee under the Company’s 2004 Equity Incentive Plan will cause Mr. Peters to participate in the Bonus Plan Payout Amount to the full extent of the lump-sum payment to which he would have been entitled upon a “Change of Control” under the aforementioned letter agreement and (2) if Mr. Peters fails to deliver the written instrument described in the preceding sentence, then the condition to closing set forth in this Section 10(b)(XIV) shall be satisfied if the Aggregate Purchase Price is reduced by the amount of the lump-sum payment to which Mr. Peters will be entitled under the aforementioned letter agreement as a result of the consummation of the transactions contemplated by this Agreement.

     XV. Extension of Services Agreement. The Company shall have delivered to the Purchaser a written agreement, signed on behalf of both Texaco

Exploration and Production Inc. (or any other appropriate controlled affiliate of Chevron Corp.) and Four Star, extending that certain Services Agreement, dated as of November 1, 1999 (the “Services Agreement”), between Texaco Exploration and Production Inc. and Four Star, through December 31, 2005, which extension shall be on terms consistent in all material respects with those set forth in the Services Agreement.

     c. Conditions to the Sellers’ Obligation to Proceed with Closing. The obligation of the Sellers to proceed with Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following:

     I. Representations and Warranties. The representations and warranties set forth in Section 6 shall be true and correct in all respects at Closing and the Purchaser shall have complied in all material respects with those covenants contained in this Agreement that are applicable to it, except in each case as would not negatively impact the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

     II. Payment of Share Purchase Price. Purchaser shall be in a position to pay, simultaneously with the Closing, the Share Purchase Price.

     III. Payment of Bonus Plan Payout Amount. Purchaser shall be in a position to pay, simultaneously with the Closing, the Bonus Plan Payout Amount.

     IV. Waiver of Non-Competition Covenant. Purchaser shall have delivered to each officer of the Company who is a party to an employment agreement with the Company a letter waiving such officer’s compliance with the non-competition covenant set forth in such agreement; provided, however, that the compliance by Mitchell L. Solich of the non-solicitation covenant set forth in his employment agreement shall not be so waived.

     11. Actions to be Taken At Closing.

     a. Sellers’ Actions at Closing. At the Closing, each Seller shall execute, acknowledge and (upon payment of the funds specified in Section 11(b)(I) and Section 11(b)(II)) deliver to the Purchaser the following:

     I. Transfer of Shares. The original stock certificates representing such Seller’s Shares, duly endorsed for transfer (or accompanied by duly executed stock transfer powers separate from the certificate);

     II. Certificate. A certificate, as to such Seller, certifying that (1) the representation and warranty set forth in Section 4(d) as to such Seller is true and correct in all respects as of the Closing Date, (2) the Ownership Representations (other than the representation and warranty set forth in Section 4(d) as to such Seller) are true and correct in all respects as of the Closing Date, (3) the representation and warranty set forth in Section 5(v) is true and correct in all respects as of the Closing Date, (4) the Non-Ownership Representations (in the

case of the representations and warranties set forth in Section 4(a), Section 4(b), Section 4(c) and Section 4(e), as to such Seller) are true and correct in all respects as of the Closing Date, except to the extent that the circumstances causing the Non-Ownership Representations not to be true and correct in all respects would not, individually or in the aggregate, constitute a Material Adverse Change, and (5) such Seller has complied with the covenants to which it is subject under this Agreement in all material respects.

     III. Other Necessary Instruments. All other instruments as may be reasonably required to consummate the agreements of the Parties hereunder.

     b. Purchaser’s Actions at Closing. At Closing, upon the tendering of all of the Shares, Purchaser shall:

     I. Payment of the Share Purchase Price. Pay to the Sellers, by wire transfer of immediately available funds, the Share Purchase Price;

     II. Payment of the Bonus Plan Payout Amount. Pay to the Company’s third party payroll provider, by wire transfer of immediately available funds, the Bonus Plan Payout Amount to enable such provider to pay to each participant in the Bonus Pool who has delivered a waiver and release pursuant to Section 10(b)(VII) the portion of the total Bonus Pool Payout Amount to which such participant is entitled; and

     III. Certificate. Deliver a certificate certifying that the representations and warranties provided hereunder by the Purchaser are accurate and true in all material respects as of the Closing and that the Purchaser has complied with the covenants to which it is subject under this Agreement in all material respects, except in each case as would not negatively impact the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

     IV. Payment of Financial Advisors. Pay to Petrie Parkman & Co. and Rivington Capital Advisors, LLC, by wire transfer of immediately available funds, the amounts to which such firms are entitled in connection with the consummation of the transactions contemplated by this Agreement pursuant to their engagement letters with the Company dated April 7, 2005.

     12. Expiration of Representations, Warranties and Covenants. Except for the Ownership Representations and the representations made by the Purchaser in Section 6, which shall survive indefinitely, the representations and warranties of the Sellers contained herein, and any certificate delivered hereunder, to the extent that such certificate relates to such representations and warranties, shall expire at Closing. All covenants and other agreements contained herein shall survive indefinitely, except for the following: (1) Section 7 shall expire at Closing, except for Section 7(a) and Section 7(g), both of which shall survive indefinitely, (2) Section 8 shall expire on the two-year anniversary of the Closing Date, (3) Section 9 shall expire at Closing, except for the fourth sentence thereof (solely as it relates to the Sellers’ obligation to cause the Company to comply with Section 8) and the fifth sentence thereof, both of which shall expire on the two-year anniversary of the Closing Date, (4) Section 10 shall expire at Closing, and (5) any certificates delivered pursuant to Section 11(a)(II) (but only to the extent such certificates relate to the Ownership Representations and the Surviving Covenants) shall expire on the two-year anniversary of the Closing Date (the covenants and other agreements which shall survive the Closing being referred to as the “Surviving Covenants”).

     13. Indemnification.

     a. Indemnification. Each Seller severally but not jointly covenants and agrees that it will indemnify, defend and hold harmless the Purchaser, the Company and their respective officers, directors, employees, agents, representatives and affiliates (collectively, the “Purchaser Indemnified Parties”) from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, losses, liabilities, diminutions of value, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) arising directly or indirectly from, as a result of or in connection with any breach of the Ownership Representations and the Surviving Covenants. In respect of the indemnification obligation set forth in the immediately preceding sentence, (1) no Seller shall be liable for any other Seller’s breach of Section 4(d), Section 11(a)(I) or the certificate delivered by any other Seller pursuant to Section 11(a)(II) or for fraud committed by any other Seller, (2) the liability of each Seller for all claims hereunder shall be limited in amount to the amount labeled “Distribution Amount” on Exhibit “B” for each Seller (subject to adjustment pursuant to Section 3) and (3) (A) each Seller shall be solely liable for such Seller’s breach of Section 4(d), Section 11(a)(I) or the certificate delivered by such Seller pursuant to Section 11(a)(II) (to the extent that such certificate relates to such Seller’s compliance with Section 4(d) and Section 11(a)(I)) or for fraud committed by such Seller and (B) any Seller’s liability for breaches of any of the Ownership Representations (other than Section 4(d)) or for breaches of the Surviving Covenants shall be limited to all Losses resulting from such breach multiplied by such Seller’s Sharing Ratio. Any claim for indemnification pursuant to this Section 13(a) based on the breach of a covenant that survives the Closing for a finite period must be asserted by the Purchaser or a Purchaser Indemnified Party on or before the expiration of such finite period for such claim to be enforceable.

     b. Exclusive Remedy for Breaches of Representations, Warranties and Covenants. Except as specifically set forth in Section 13(a) and the rights of the Purchaser pursuant to any instrument delivered pursuant to Section 10(b) (except for the certificates described in Section 10(b)(V)), effective upon the Closing of the transactions contemplated by this Agreement, in the absence of fraud on the part of a Seller in connection with the negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby (to the extent determined by a final judgment of a court of competent jurisdiction), the Purchaser, on behalf of itself and the Purchaser Indemnified Parties, waives any rights and/or claims it or any other Purchaser Indemnified Party may have against any Seller, whether in law or equity (except as relates to adjustments to the Aggregate Purchase Price in accordance with

Section 3) for any Seller’s breach of a representation or warranty contained in this Agreement and for breaches of any covenant or other agreement, including, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws, claims for breach of contract, breach of implied covenants, negligent misrepresentation and all other claims for breach of duty. For the avoidance of doubt, Section 13(a) sets forth the exclusive remedies available to the Purchaser or the Purchaser Indemnified Parties for any breach by the Sellers of this Agreement.

     c. NOTHING RELATING TO (1) THE EXPIRATION OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT, (2) THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT, (3) THE EXCLUSIVENESS OF ANY REMEDIES UNDER THIS AGREEMENT OR (4) ANY OTHER MATTER SHALL BE DEEMED TO BE A WAIVER OF ANY RIGHT OR CLAIM THAT ANY PARTY MAY HAVE AGAINST ANY OTHER PARTY IN RESPECT OF SUCH PARTY’S FRAUD.

     d. Breaches of MBOW Four Star Corporation Representation. Before seeking indemnification pursuant to Section 13(a) for a breach by any Seller of the representations set forth in Section 5(e), the Purchaser shall first pursue any valid claim for indemnification from Chevron Corp. or its controlled affiliates relating to the subject matter of such breach.

     14. Termination of Agreement. This Agreement may be terminated as provided below:

     a. by mutual written consent of the Purchaser and the Majority of Sellers at any time prior to the Closing;

     b. by the Purchaser if the Closing shall not have occurred on or before September 30, 2005 for any reason not primarily attributable to the breach by the Purchaser of any representations, warranties or covenants contained in this Agreement;

     c. by the Purchaser if the Sellers have breached an Ownership Representation or the representation in Section 5(v) in any respect, the Purchaser has notified the Sellers of the breach, and the breach has continued without cure for a period of 10 business days after the notice of breach;

     d. by the Purchaser if the Sellers have breached a Non-Ownership Representation or any covenant in this Agreement in any respect and the breach has continued without cure for a period of 10 business days after the notice of breach, except to the extent that the breach of any Non-Ownership Representation or covenant (disregarding all qualifications contained therein regarding materiality) would not, individually or in the aggregate, constitute a Material Adverse Change;

     e. by the Purchaser if the Net Defect Amount that is uncured as of the Closing Date exceeds $80,000,000.00;

     f. by the Majority of Sellers if the Closing shall not have occurred on or before September 30, 2005 for any reason not primarily attributable to the breach by the Sellers or the Company of any representations, warranties or covenants contained in this Agreement;

     g. by the Majority of Sellers if the Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified the Purchaser of the breach, and the breach has continued without cure for a period of 10 business days after the notice of breach; or

     h. by the Majority of Sellers if the Net Defect Amount that is uncured as of the Closing Date exceeds $80,000,000.00.

If this Agreement is terminated (1) by mutual written consent of the Purchaser and the Majority of Sellers pursuant to Section 14(a), (2) by the Purchaser pursuant to Section 14(e) or (3) by the Majority of Sellers pursuant to Section 14(h), then all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party. Termination pursuant to Section 14(b), Section 14(c), Section 14(d), Section 14(f) or Section 14(g) shall not relieve any Party from any liability for a willful and material breach by such Party of its covenants and agreements set forth in this Agreement, and all rights and remedies at law or in equity of the non-breaching Party in respect of such breach shall be preserved.

     15. General Provisions.

     a. Entire Agreement. This Agreement together with the Schedules and Exhibits contains the entire understanding of the Parties with regard to the subject matter hereof and no warranties, representations, promises or agreements have been made between the Parties other than as expressly herein set forth. This Agreement supersedes any previous agreement or understanding between the Parties and cannot be modified or amended except in a writing executed by the Purchaser and the Majority of Sellers.

     b. Binding Effect. Upon execution, this Agreement shall be binding and fully enforceable and shall inure to the benefit of the Parties hereto, their successors, assigns, personal representatives and heirs.

     c. Notices. All notices as may be required by this Agreement shall be deemed given if delivered personally or sent by facsimile during normal business hours of the recipient, the next business day if sent by overnight courier, or upon receipt if sent by U.S. Mail to the respective parties at the addresses set forth below:

     To Sellers: See Exhibit “A”

     To Purchaser: El Paso Production Holding Company

1001 Louisiana Street
Houston, Texas 77002
Fax: (713) 420-6472
ATTN: Thomas M. Hart III

With a copies to:

El Paso Production Holding Company
1001 Louisiana Street
Houston, Texas 77002
Fax: (713) 420-6475
ATTN: Eric L. Harry

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Fax: (713) 220-4285
ATTN: John B. Clutterbuck
            Peter C. Bowden

     To Company: Medicine Bow Energy Corporation

1225 17th Street, Suite 1900
Denver, Colorado 80202
Fax: (303) 298-5377
ATTN: Mitchell L. Solich

     d. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and effect shall be given to the intent manifested by the provisions, or portions thereof, held to be enforceable and valid.

     e. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to its choice of law provisions that would apply the law of any other state. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     f. Arbitration of Net Defect Amount Disputes. After Closing, disputed Title Defects, Title Benefits and Environmental Defects, any disputes relating to the Net Defect Amount and any disputes as to whether any Title Defect or Environmental Defect has been cured (collectively, “Arbitrable Disputes”) shall be submitted to binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), as supplemented to the extent necessary to determine any procedural appeal questions arising under the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 15(f) and the Commercial Arbitration Rules or the Federal Arbitration Act, then this Section 15(f) shall control. Arbitration shall be initiated by the Claimant (as defined below) serving written notice on the Respondent (as defined below) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Unless otherwise agreed by the Parties, a panel of three neutral arbitrators will decide the Arbitrable Dispute. The Parties shall select the arbitrators as follows: (1) the Party commencing the arbitration proceeding (the “Claimant”) shall select one arbitrator and shall notify the other Party (the “Respondent”) in writing of its selection at the time the Claimant commences the arbitration proceeding; (2) the Respondent shall select one arbitrator and, within 30 days after receipt of the Claimant’s designation of arbitrator, shall notify the Claimant in writing of its selection; (3) if the Respondent fails or refuses to designate an arbitrator within such period, the Claimant may request the administrator of the Houston office of the AAA to provide the Parties with a list of potential arbitrators in accordance with, and the second arbitrator shall be determined pursuant to, Article 7 of the Commercial Arbitration Rules of AAA; (4) The two arbitrators so chosen shall select a third arbitrator within 30 days after appointment of the second arbitrator; and (5) if the Party-appointed arbitrators cannot reach agreement upon the third arbitrator within the 30-day period, the administrator of the Houston office of the AAA shall provide the Parties with a list of potential arbitrators in accordance with, and the third arbitrator shall be determined pursuant to, Article 7 of the Commercial Arbitration Rules of AAA. All arbitrators must (1) be neutral persons who have never been officers, directors, employees, or consultants or had other business relationships with the Parties or any of their Affiliates, officers, directors or employees, and (2) have not less than fifteen (15) years recent experience in the U.S. oil and gas industry relevant to the matters in dispute. The arbitration hearing will be conducted in Houston, Texas, and shall commence as soon as practicable after the selection of the third arbitrator. The Parties and the arbitrators shall proceed diligently and in good faith so that the arbitrators’ determination can be made as promptly as possible. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators, including, without limitation, petroleum engineers, petroleum landmen, and environmental engineers and consultants, as appropriate. The arbitrators’ determination shall be made in writing, including findings of fact and conclusions of law, within 45 days after submission of the matters in dispute. Judgment may be entered on the award, and the award may be judicially enforced. Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. The arbitrators shall act for the limited purpose of resolving the specific disputed Title Defects, Title Benefits and Environmental Defects, any disputes relating to the Net Defect Amount and any disputes as to whether any Title Defect or Environmental Defect has been cured and may not award damages, interest or penalties with respect to any matter. Further, the arbitrators shall have no right or authority to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Parties shall each bear their own legal fees and other costs of presenting their case. The Sellers, on the one hand, and the Purchasers, on the other hand, shall each pay 50% of the fees and expenses of the arbitrators.

     g. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and each such counterpart shall be considered an original and an enforceable agreement. Facsimile and electronic signatures to this Agreement shall be valid.

     h. Notice of Developments. Each Party will give prompt written notice to the others of any material breach of any of its representations, warranties and covenants contained herein.

     i. Exclusivity. Prior to the earlier to occur of (1) the Closing and (2) the termination of this Agreement, Sellers will not (and the Sellers will not cause or permit the Company or any representatives, advisors, agents or controlled affiliates of any Seller or the Company to) intentionally solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any of the issued and outstanding capital stock of the Company, its Subsidiaries or the Four Star Shares or assets of the Company or its Subsidiaries having a fair market value in excess of $5,000,000.00 (including any acquisition structured as a merger, consolidation, share exchange or other business combination or recapitalization).

     j. Post-Closing Covenants. After Closing, if any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. If any Party is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any transaction on or prior to the Closing Date involving the Company, each of the other Parties shall cooperate with it and its counsel in the defense or contest, all at the sole cost and expense of the contesting or defending Party.

     k. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Purchaser and the Company; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     l. No Third Party Beneficiaries. Except as provided in Section 7(b), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     m. Expenses. Notwithstanding anything contained herein, all fees, costs, and expenses for investment advisors, attorneys and accountants retained by the Company to facilitate the transactions contemplated by this Agreement shall be paid by the Company. All fees, costs, and expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement shall be paid by the Purchaser.

     n. Limitation of Damages; Enforcement of Agreement. There shall be no liability under this Agreement for consequential, special, punitive or exemplary damages. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms. Accordingly, the Parties agree that each Party may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in any appropriate court, the foregoing being in addition to (and not to the exclusion of) any other remedy to which a Party may be entitled at law or in equity.

     o. Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

     p. Legal Representation. In any dispute arising under or in connection with this Agreement, without limitation, the Sellers, or any one of them, may retain the firm of Gibson, Dunn & Crutcher LLP to represent them in such matter, and the Purchaser hereby irrevocably waives and consents to any such representation in any such matter.

     16. Definitions.

     a. “AAA” is defined in Section 15(f).

     b. “Accrued Tax Amount” means the amount, if any, of the accrued but unpaid federal income taxes of the Company and its Subsidiaries as of the Closing Date, which amount shall be estimated by the Parties in good faith at least two business days prior to the Closing Date in accordance with the Company’s past custom and practices and shall be net of any reserves for federal income tax liabilities (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Most Recent Financial Statements.

     c. “Affiliated Group” is defined in Section 5(i)(I).

     d. “Aggregate Purchase Price” is defined in Section 2(a).

     e. “Allocated Value” means, with respect to an asset of the Company, its Subsidiaries or Four Star, the portion of the Aggregate Purchase Price allocated to such asset as set forth in Exhibit “C”.

     f. “Arbitrable Dispute” is defined in Section 15(f).

     g. “Authorized But Unissued Class 12.5 Common Stock” and “Authorized But Unissued Class 25 Common Stock” shall have the meanings set forth in the Company’s 2004 Equity Incentive Plan.

     h. “Benefit Plan(s)” means any Pension Plan, Welfare Plan, bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option,

phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dependent care, cafeteria, employee assistance, scholarship, employment or other similar agreement, plan, program, arrangement or understanding (whether or not covered under Section 3(3) of ERISA and whether or not legally binding) that is sponsored, maintained or contributed to by the Company or any ERISA Affiliate.

     i. “Bonus Plan Payout Amount” is defined in Section 2(a).

     j. “Bonus Pool” is defined in Section 2(a).

     k. “Chevron Indemnified Defects” is defined in Section 3(e).

     l. “Claimant” is defined in Section 15(f).

     m. “Closing” or “Closing Date” shall have the meaning set forth in Section 2.

     n. “COBRA” means the provisions of the Code and ERISA pertaining to the Consolidated Omnibus Budget and Reconciliation Act of 1986 as amended, including the provisions of Section 4980B of the Code and Sections 601 – 608 of ERISA.

     o. “Code” means the Internal Revenue Code of 1986, as amended.

     p. “Company” means Medicine Bow Energy Corporation.

     q. “Company Employee” means a common law employee of the Company or any ERISA Affiliate.

     r. “Credit Facility” means that certain Second Amended and Restated Credit Agreement dated December 1, 2003, by and among BNP Paribas, U.S. Bank National Association, Union Bank of California, the Senior Lenders Signatory thereto, and the Company and its Subsidiaries, including all amendments thereto.

     s. “CSFB Shareholders” is defined on Exhibit “A”.

     t. “Current General and Administrative Budget of the Company” is set forth in Exhibit “F”.

     u. “Defect Deductible” is defined in Section 3(d).

     v. “Defect Threshold” is defined in Section 3(d).

     w. “Defensible Title” means, as to an asset, such title of the Company, its Subsidiaries or Four Star, as applicable, that: (1) is deducible of record from the records of the county in which the property is located, and (A) in the case of federal leases, from the records of the applicable office of the Bureau of Lands Management or Minerals Management Service, or (B) in the case of state leases, from the applicable records of the applicable state land office; (2) entitles the Company, its Subsidiaries or, in the case of Four Star, the percentage equity interest of MBOW Four Star Corporation in Four Star, as applicable, to receive not less than the “Net Revenue Interest” set forth in Exhibit “C” as to such asset, without reduction, suspension or termination throughout the productive life of such asset; (3) obligates the Company, its Subsidiaries or, in the case of Four Star, the percentage equity interest of MBOW Four Star Corporation in Four Star multiplied by Four Star’s interest, as applicable, to bear costs and expenses relating to operations on and the maintenance and development of such asset in an amount not greater than the “Working Interest” set forth in Exhibit “C” with respect to such asset, without increase for the productive life of such asset (unless there is a corresponding and proportionate increase in Net Revenue Interest with respect to such asset); and (4) is free and clear of liens and material encumbrances and defects, except for Permitted Encumbrances.

     x. “De Minimis Defect” is defined in Section 3(d).

     y. “Distribution Amount” is set forth in Exhibit “B”.

     z. “EnCap Shareholders” is defined on Exhibit “A”.

     aa. “Environmental Approvals” means all applicable permits, licenses, authorizations and approvals required by governmental authorities pursuant to any Environmental Law.

     bb. “Environmental Defect” means any non-compliance by the Company, its Subsidiaries or Four Star with Environmental Laws.

     cc. “Environmental Laws” means all applicable federal, state or local laws, statutes, codes, ordinances, permits, licenses, rules, regulations and common law in effect as of the date hereof, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or to the emission, discharge, release, threatened release, use, treatment, storage, disposal, transportation or handling of pollutants, contaminants or industrial, toxic or hazardous substances, wastes or materials. Environmental Laws include, but are not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Control Act, the Endangered Species Act, and the Safe Drinking Water Act, as such acts may have been amended or supplemented from time to time, the state and local counterparts or equivalents of all such acts, and all rules, regulations and orders adopted under any such statutes.

     dd. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     ee. “ERISA Affiliate” means any corporation or other entity that is required to be aggregated with the Company or any of its Subsidiaries under Section 414 (b), (c) or (m) of the Code.

     ff. “Financial Statements” is defined in Section 5(f).

     gg. “Four Star” is defined in Section 5(e).

     hh. “Four Star Shares” is defined in Section 5(e).

     ii. “Four Star Stockholders Agreement” means that certain Stockholders Agreement dated as of November 1, 1999, by and between Texaco Inc. (predecessor to ChevronTexaco Global Energy Inc.), Edison Mission Energy Oil & Gas (predecessor by way of merger to MBOW Four Star Corporation), Texaco Exploration and Production Inc. (predecessor to Chevron U.S.A. Inc.), Texaco Nederland B.V., Four Star Oil & Gas Holdings (predecessor by way of merger to Four Star Oil & Gas Company) and Four Star Oil & Gas Company, as further amended, supplemented or modified from time to time in accordance with the terms thereof.

     jj. “GAAP” means United States generally accepted accounting principles in effect from time to time.

     kk. “Hedge Obligations” is defined in Section 5(p).

     ll. “Hedge Transactions” is defined in Section 5(p).

     mm. “HSR Act” is defined in Section 7(c).

     nn. “IRS” means the Internal Revenue Service.

     oo. “Kayne Anderson Shareholder” is defined on Exhibit “A”.

     pp. “Liberty Shareholder” is defined on Exhibit “A”.

     qq. “Losses” is defined in Section 13(a).

     rr. “Majority of Sellers” means Sellers representing greater than fifty percent (50%) of the Shares provided that the Majority of the Seller shall include the EnCap Shareholders and the CSFB Shareholders.

     ss. “Material Adverse Change” means any actions, suits, arbitrations, proceedings, facts, circumstances, events, conditions or developments that, individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect.

     tt. “Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or business prospects of the Company and its Subsidiaries, taken as a whole, except for any such effects resulting from changes affecting the United States economy, financial and capital markets or the oil and gas industry in general, or changes in the prices generally paid for oil, natural gas or equivalents; provided, however, that no circumstances arising as a result of the announcement or consummation of the transactions contemplated by this Agreement shall constitute a Material Adverse Effect.

     uu. “Most Recent Financial Statements” is defined in Section 5(f).

     vv. “Most Recent Period End” is defined in Section 5(f).

     ww. “Material Agreements” shall have the meaning set forth in Section 5(j).

     xx. “Net Defect Amount” is defined in Section 3(c).

     yy. “Net Revenue Interest” is set forth in Exhibit “C”.

     zz. “Non-Ownership Representations” is defined in Section 10(b).

     aaa. “Objection Deadline” is defined in Section 3(a).

     bbb. “Operating Interests” is defined in Section 5(q).

     ccc. “Ownership Representations” is defined in Section 10(b)(I).

     ddd. “Party” and “Parties” shall mean the Purchaser, the Company and each Seller.

      eee. “Pension Plan(s)” means any “employee pension benefit plan as such term is defined in Section 3(2) of ERISA.

      fff. “Permitted Encumbrances” means, with respect to any asset, any and all of the following: (1) royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests and similar burdens encumbering an asset, to the extent the net cumulative effect of such burdens does not operate to reduce the Company’s or its Subsidiaries’ Net Revenue Interest in such asset, or, in the case of Four Star, Four Star’s Net Revenue Interest in such asset multiplied by the percentage equity interest of MBOW Four Star Corporation in Four Star, to less than that set forth in Exhibit “C” or increase the Company’s or its Subsidiaries’ Working Interest in such asset, or, in the case of Four Star, Four Star’s Working Interest in such asset multiplied by the percentage equity interest of MBOW Four Star Corporation in Four Star, above that set forth in Exhibit “C” without a corresponding and proportionate increase in the associated Net Revenue Interest; (2) consents to assignment and similar contractual provisions affecting transfer of the asset, provided that such consents, if applicable, have been obtained prior to Closing; (3) preferential rights to purchase and similar contractual provisions affecting the asset, provided that such preferential rights, if applicable, have expired or been waived prior to Closing; (4) rights reserved to or vested in a governmental entity having jurisdiction to control or regulate the asset, and all applicable laws of such governmental entities or authorities; (5) easements, rights-of-way, servitudes, sub-surface leases, equipment, pipelines, and utility lines on, over and through the asset, provided that they do not materially interfere with the operation of the asset in the manner such operations were conducted as of the Closing; (6) terms and conditions of unitization, communitization, and pooling agreements, and any other similar agreements affecting the asset, provided that they do not (A) reduce the Company’s or its Subsidiaries’ Net Revenue Interest in the asset, or, in the case of Four Star, Four Star’s

Net Revenue Interest in the asset multiplied by multiplied by the percentage equity interest of MBOW Four Star Corporation in Four Star, to less than that set forth on Exhibit “C” or increase the Company’s or its Subsidiaries’ Working Interest in the asset, or, in the case of Four Star, Four Star’s Working Interest in the asset multiplied by the percentage equity interest of MBOW Four Star Corporation in Four Star above that set forth on Exhibit “C” (unless there is a corresponding and proportionate increase in the associated Net Revenue Interest), or (B) materially interfere with the operation of the properties of the Company, its Subsidiaries or Four Star in the manner such operations were conducted as of Closing; (7) terms and conditions of governmental licenses and permits affecting the asset; (8) liens for taxes or assessments not yet delinquent or, if delinquent, being contested in good faith in the ordinary course of business; (9) liens of operators relating to obligations not yet delinquent or, if delinquent, being contested in good faith in the ordinary course of business; (10) mortgages, deeds of trust, liens, pledges, encumbrances and security interests arising under the Credit Facility; (11) any alleged Title Defects that have been waived by the Purchaser in writing or not asserted on or before the expiration of the Objection Period; and (12) such defects or irregularities in the title to the asset that do not materially interfere with the ownership, operation, value or use of the asset affected thereby and that would not be considered material when applying general standards in the oil and gas industry.

     ggg. “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or governmental entity.

     hhh. “Phase I Environmental Inspection” means an assessment of the Company’s compliance with Environmental Laws consisting of examination of the Company’s files and public documents, interviews of personnel of the Company and of other appropriate persons, visual inspection of Company property, and NORM and asbestos surveys.

     iii. “Purchaser Indemnified Parties” is defined in Section 13.

     jjj. “Records” is defined in Section 7(a).

     kkk. “Respondent” is defined in Section 15(f).

     lll. “Services Agreement” is defined in Section 10(b)(XV).

     mmm. “Share Purchase Price” is defined in Section 2(a).

     nnn. “Shares” shall have the meaning set forth in Paragraph A.

     ooo. “Sharing Ratio” shall be as set forth in Exhibit “B”.

     ppp. “Subscription Agreement” means that certain Subscription Agreement dated as of December 3, 2003, by and between the Company and the EnCap Shareholders, the CSFB Shareholders, the Liberty Shareholder and the Kayne Anderson Shareholder.

     qqq. “Subsidiary” or “Subsidiaries” means Medicine Bow Operating Company and MBOW Four Star Corporation. The terms “Subsidiary” and “Subsidiaries” do no include Four Star.

     rrr. “Surviving Covenants” is defined in Section 12(a).

     sss. “Tax” or “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other obligations of the same or of a similar nature to any of the foregoing.

     ttt. “Tax Return” means any report, return (including any information return), declaration, statement, bill, schedule, claim for refund or written information required to be supplied to a federal, state, local or foreign taxing authority in connection with Taxes, including any amendments thereof or any schedule or attachment thereto.

     uuu. “Title Benefit” means an (1) increase in the Company’s or its Subsidiaries’ Net Revenue Interest in a property, or, in the case of Four Star, Four Star’s Net Revenue Interest in a property multiplied by the percentage equity interest of MBOW Four Star Corporation in Four Star, above that set forth in Exhibit “C” without a greater than proportionate increase in the Working Interest above that shown in Exhibit “C” or (2) a decrease in the Company’s or its Subsidiaries’ Working Interest in a property, or, in the case of Four Star, Four Star’s Working Interest in a property multiplied by the percentage equity interest of MBOW Four Star Corporation in Four Star, below that set forth in Exhibit “C” without a decrease in the Net Revenue Interest for such property below that shown in Exhibit “C”, which, in each case, increases the value of the interest of the Company, its Subsidiaries or Four Star, as applicable, in the affected property by more than $25,000.

     vvv. “Title Defect” means any lien, encumbrance or encroachment on, irregularity or defect in or objection to title to an asset, other than a Permitted Encumbrance, that alone or in combination with other Title Defects causes title to such asset to be less than Defensible Title.

     www. “Warrant” is defined in Section 5(c).

     xxx. “Welfare Plan(s)” means any employee pension benefit plan” as such term is defined in Section 3(2) of ERISA.

     yyy. “Wells” means all oil and gas wells operated by the Company and its Subsidiaries or Four Star.

     zzz. “Working Interest” is set forth in Exhibit “C”.

[SIGNATURES ON NEXT PAGE]

PURCHASER:

EL PASO PRODUCTION HOLDING COMPANY

By:	/s/ Thomas M. Hart III

Name:	Thomas M. Hart III
Title:	Vice President
Date:	July 18, 2005

COMPANY:

MEDICINE BOW ENERGY CORPORATION

By:	/s/ Mitchell L. Solich

Name:	Mitchell L. Solich
Title:	President & Chief Executive Officer
Date:	July 18, 2005

SELLER:

ENCAP ENERGY CAPITAL FUND IV, L.P.

By:	EnCap Equity Fund IV GP, L.P., General Partner

	By:	EnCap Investments L.P., General Partner of EnCap Equity Fund IV GP, L.P.

		By:	EnCap Investments GP, L.L.C., General Partner of EnCap
Investments L.P.

			By:	/s/ D. Martin Phillips

			Name:	D. Martin Phillips,
			Title:	Senior Managing Director
			Date:	July 18, 2005

SELLER:

ENCAP ENERGY CAPITAL FUND IV-B, L.P.

By:	EnCap Equity Fund IV GP, L.P., General Partner

	By:	EnCap Investments L.P., General Partner of EnCap Equity Fund IV GP, L.P.

		By:	EnCap Investments GP, L.L.C., General Partner of EnCap Investments L.P.

			By:	/s/ D. Martin Phillips

			Name:	D. Martin Phillips,
			Title:	Senior Managing Director
			Date:	July 18, 2005

SELLER:

DLJ MERCHANT BANKING PARTNERS III, L.P.

By:	DLJ Merchant Banking III, Inc., its Managing General Partner

	By:	/s/ Kenneth J. Lohsen

	Name:	Kenneth J. Lohsen
	Title:	Vice President
	Date:	July 18, 2005

SELLER:

DLJ MERCHANT BANKING III, INC. (AS ADVISORY GENERAL PARTNER ON BEHALF OF DLJ OFFSHORE PARTNERS III-2, C.V. AND AS ATTORNEY-IN-FACT FOR DLJ MERCHANT BANKING III, L.P., AS ASSOCIATE GENERAL PARTNER OF DLJ OFFSHORE PARTNERS III-2, C.V.)

By:	/s/ Kenneth J. Lohsen

Name:	Kenneth J. Lohsen
Title:	Vice President
Date:	July 18, 2005

SELLER:

DLJ MERCHANT BANKING III, INC. (AS ADVISORY GENERAL PARTNER ON BEHALF OF DLJ OFFSHORE PARTNERS III-1, C.V. AND AS ATTORNEY-IN-FACT FOR DLJ MERCHANT BANKING III, L.P., AS ASSOCIATE GENERAL PARTNER OF DLJ OFFSHORE PARTNERS III-1, C.V.)

By:	/s/ Kenneth J. Lohsen

Name:	Kenneth J. Lohsen
Title:	Vice President
Date:	July 18, 2005

SELLER:

DLJ OFFSHORE PARTNERS III, C.V.

By:	DLJ Merchant Banking III, Inc., its Advisory General Partner

By:	/s/ Kenneth J. Lohsen

Name:	Kenneth J. Lohsen
Title:	Vice President
Date:	July 18, 2005

SELLER:

DLJ MB PARTNERS III GMBH & CO. KG

By:	DLJ Merchant Banking III, L.P., its Managing Limited Partner

	By:	DLJ Merchant Banking III, Inc., its General Partner

		By:	/s/ Kenneth J. Lohsen

		Name:	Kenneth J. Lohsen
		Title:	Vice President
		Date:	July 18, 2005

SELLER:

MILLENNIUM PARTNERS II, L.P.

By:	DLJ Merchant Banking III, Inc., its Managing General Partner

	By:	/s/ Kenneth J. Lohsen

	Name:	Kenneth J. Lohsen
	Title:	Vice President
	Date:	July 18, 2005

SELLER:

MBP III PLAN INVESTORS, L.P.

By:	DLJ LBO Plans Management Corporation II, its General Partner

	By:	/s/ Kenneth J. Lohsen

	Name:	Kenneth J. Lohsen
	Title:	Vice President
	Date:	July 18, 2005

SELLER:

KELLEN HOLDINGS, LLC

By:	/s/ Gregory S. Morzano

Name:	Gregory S. Morzano
Title:	Vice President
Date:	July 18, 2005

SELLER: MORRISON ENTERPRISES
By:	/s/ Kenneth Morrison
Name:	Kenneth Morrison
Title: Date:	Business Manager July 18, 2005

SELLER:

KAYNE ANDERSON ENERGY FUND II, L.P.

By:	Kayne Anderson Capital Advisors, L.P., its General Partner

	By:	Kayne Anderson Investment Management, Inc., its General Partner

		By:	/s/ Daniel M. Weingeist

		Name:	Daniel M. Weingeist
		Title:	Managing Director
		Date:	July 18, 2005

SELLER: GREEN BAY PACKAGING, INC.
By:	/s/ William F. Kress
Name:	William F. Kress
Title: Date:	President & Chief Executive Officer July 18, 2005

SELLER: MITCHELL L. SOLICH
/s/ Mitchell L. Solich
Date: July 18, 2005

SELLER: CHRISTOPHER R. WAGNER
/s/ Christopher R. Wagner
Date: July 18, 2005

SELLER: GEOFF C. SOLICH
/s/ Geoff C. Solich
Date: July 18, 2005

SELLER: RAWHIDE LLC
By:	/s/ Mitchell L. Solich
Name:	Mitchell L. Solich
Title: Date:	Manager July 18, 2005

SELLER: PONDEROSA ENERGY HOLDINGS, LLC
By:	/s/ Geoff C. Solich
Name:	Geoff C. Solich
Title: Date:	Manager July 18, 2005

SELLER: ERDOLMAN LLC
By:	/s/ Roger M. Flahive
Name:	Roger M. Flahive
Title: Date:	Manager July 18, 2005

SELLER: BUCKEYE VENTURES LLC
By:	/s/ Joseph M. Brooker
Name:	Joseph M. Brooker
Title: Date:	Manager July 18, 2005

SELLER: OIL PATCH INVESTMENTS, LLC
By:	/s/ Dan R. Taylor
Name:	Dan R. Taylor
Title: Date:	Manager July 18, 2005